CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO 17 C.F.R. SUBSECTIONS 200.80(B)(4), AND 230.406.**

[*] indicates redacted text.




                                SUPPLY AGREEMENT
                                ----------------


         THIS AGREEMENT made as of the 16 day of July, 1998, by and between Medsite Publishing, Inc, a Delaware Corporation, with principal offices at 60 East 13th Street, 5th Floor, New York, NY 10003 (hereinafter "Company") and Matthews Medical Books, a Missouri corporation, with principal offices at 11559 Rock Island Ct., Maryland Heights, MD 63043, (hereinafter "Supplier"),

                                   WITNESSETH
                                   ----------

         WHEREAS, Supplier is engaged in the sale and distribution of medical books and electronic media products, (hereinafter the "Products") and medical supplies and equipment, (hereinafter the "Supplies"); and

         WHEREAS, the Company desires to secure a continuing source of supply of the Products and Supplies; and

         WHEREAS, the parties desire to establish the terms and conditions upon which Supplier will provide the Products and Supplies to the Company, and upon which the Company will accept and pay for the Products and Supplies, on or after the date of this Agreement;

         NOW, THEREFORE, in consideration of and in reliance upon mutual covenants, agreements and conditions hereinafter set forth, the parties hereto agree as follows:

         1.   Supply:

              1.1 During the terms of this Agreement, Supplier shall supply to the Company, and the Company shall purchase from Supplier, the Products and Supplies in the quantities set forth in written purchase orders delivered to Supplier by Company and indicating the desired quantity of the Products or Supplies, delivery dates and destinations. The Company shall be responsible for ensuring the accuracy of information contained on the purchase orders sent to the Supplier. All materials will be shipped [*] origin. Products and Supplies that are undeliverable due to incorrect information contained in the purchase order are the responsibility of [*]. Products and Supplies that are undeliverable due to an error on the part of the Supplier are the responsibility of the Supplier.

              Supplier will use its commercial best efforts to ship the Products or Supplies within 24 hours of receipt of [*] or an equivalent agreed upon format for electronic orders, or at such later date as may be requested by the Company. Certain business occurrences (e.g. publisher out-of-stock) may cause shipping times to be longer. Additionally, if the Company is unable to transmit the purchase orders in [*] format, the Company may provide the Supplier written or email purchase orders. Written or email orders must be manually processed. Manual processing may cause delays in shipping.

              1.2 The Supplier will provide an electronic confirmation of all orders received. Thirty days from the signing of this agreement the Supplier agrees to provide confirmation of shipping and tracking information (for those carriers that provide automated tracking information) for all orders received by the Supplier within [*] hours of receipt of the purchase order related thereto. The Supplier will provide this information electronically in a mutually agreeable format. The Supplier will use its commercial best efforts to provide the Company an electronic confirmation on all orders that are not in stock, Backorder status, along with an estimated date of delivery as available from the publishers to the Company within [*] hours of receipt of the purchase order related thereto.

              1.3 The Supplier and the Company will use their respective commercial best effort to create systems to place orders, receive purchase order acknowledgments, transmit and receive invoices, receive shipping and tracking information, and receive Product and Supplies information. [*] is the intended format for purchase orders, purchase order acknowledgement, and invoices. The Company and Supplier will agree upon the transmission vehicle (ftp, email, etc.) for sending [*] formatted documents or an equivalent agreed upon electronic format.

              2. Price; Payment: The prices to be paid by the Company to Supplier for the Products and Supplies shall be in US Dollars. The prices shall be set forth by the Supplier in electronic format in its database of Products and Supplies as described in Section 3 below. Generally, the Supplier receives a discount from publisher's list price on Products ("Supplier's Discount"). [*] the Company will pay the Supplier according to the Discount Schedule below. The discount codes for each product will be transmitted to the Company in the database (section 3).

DISCOUNT SCHEDULE
-----------------

CODE     DISCOUNT
----     --------
[*]

[*] indicates redacted text.

DISCOUNT SCHEDULE
-----------------

CODE     DISCOUNT
----     --------

[*]
                   There will be a distribution fee of [*] per shipment for Products and Supplies ordered from the Supplier by the Company. Thirty days from the signing of this agreement, for written or email purchase orders (not in BISAC format), there will be a processing fee of [*] per order for input of the order into the Supplier's system. If the Company inputs the orders, the order processing fee will be waived. The Supplier will make available to the Company access to the Suppliers system for purpose of the Company inputting orders. For shipping and tracking information, if the Company is unable to accept an electronic file, there is a [*] per shipment. If the Company is unable to submit or receive the purchase order information or shipping and tracking information due to the fault of the Supplier, the processing fees will be waived by the Supplier. The Supplier will provide the Supplies at a price to the Company as set forth on the database of Products and Supplies described in
Section 3 below. The Prices for backordered items shall be the prices in effect on the day the order is placed. All backorders are considered valid unless cancelled in writing.

                   Shipping charges, customs charges and non-deliverable charges assessed by the carrier shall be the responsibility of [*].

                   2.1 The Company shall have the right at any time to maintain a line of credit agreed upon between the Supplier and Company. The company can maintain an outstanding balance up to or at the credit limit. Payment shall be made in full by the Company within [*] from the date of invoice for Products and Supplies. As the Company's credit history is established, the Supplier will increase the Company's credit limit. Claims for shortages or damaged merchandise must be sent to Supplier within thirty days of receipt of goods.

              3. The Database: Commencing on the date hereof [*] will make the database of Products and Supplies available to [*] in an electronic format. [*] will provide daily updates to the database electronically, in a format that is mutually agreeable to [*] and [*]. [*] agrees to provide the following information for all the Products in the database; [*]. [*] will use their best efforts to ensure that the weekly updates will include information regarding [*] for all the categories in the weekly updates. [*] agrees to provide the following information for [*] in the database; [*] and other material specifications. [*] will also provide [*] a login and password for accessing the database via telnet to allow [*] to view products information and view [*] inventory levels. [*] grants to [*] a non-transferable, non-exclusive license to use this database information. [*] may not copy, reproduce or redistribute this database except with prior written consent of [*]. This

[*] indicates redacted text.

database and associated files are provided "as is" and without warranties as to performance of merchantability or any other warranties whether expressed or implied. No warranty or fitness for a particular purpose is offered.


              4. Customer Service: The Supplier will assign a customer service representative to the Company. This representative will be made available to Company during normal business hours to answer questions concerning and assist Company with respect to, products, shipments, deliveries and returns.

              The Company will be responsible for customer service to the individuals, organizations and institutions ("Company's Customers") that purchase from the Company. The Company is responsible for assisting the Company's customers in purchasing product, customer issue resolution, tracking/tracing shipments and authorizing/accepting returns.

              5. Returns: All returns will be sent to [*], unless otherwise agreed upon by both parties. [*] is responsible for return shipping. If the return is caused by [*] error (shipment of the incorrect Product or Supply) or defective product, [*] will assume responsibility for the return shipping and processing. A replacement Product or Supply will be shipped to the customer by [*] at [*] expense. For the [*], any returns other than those due to Supplier error or defective product must be authorized in advance by the Supplier. Defective Supplies that are subject to a manufacturer's warranty for repair or replacement are the responsibility of [*]. Personalized Supplies are non-returnable (The Supplier often monograms lab coats or engraves doctors' bags). Special orders for the Supplies are non-returnable.

              6.   FORCE MAJEURE:

                   6.1 Neither party shall be liable to the other for any delay or failure to perform any of its obligations hereunder which delay or failure results from natural events (fire, flood, lightning, etc.), accidents (explosion, transportation accidents, etc.), civil events (strikes, labor disturbances, raw material and equipment shortages, etc.), or any other contingency beyond the reasonable control of the party.

                   6.2 Each party hereto agrees to promptly notify the other in the event of any force majeure, and the parties shall use their reasonable commercial best efforts to avoid or remove any such force majeure and to resume performing their obligations hereunder as quickly as practicable.

              7. NOTICES: Notices under this Agreement shall be given in writing and confirmed by overnight mail and shall be addressed:

                  In the case of the Company to:
                  Medsite Publishing, Inc.
                  60 East 13th Street, 5th Floor
                  New York, NY 10003


[*] indicates redacted text.

                 In the case of the Supplier to:
                 Matthews Medical Books
                 11559 Rock Island Ind. Crt.
                 Maryland Hgts, MO 63043

              8. TERMINATION FOR BREACH: Either party may terminate this Agreement with a 60 day written notice to the other party. In the event of either party's bankruptcy, or insolvency, or in the event of any proceedings, voluntary or involuntary, against either party under the bankruptcy or insolvency laws, which is not dismissed within ninety (90) days, or in the event of either party's inability to meet its debts in the ordinary course of business, the other party, upon providing written notice, may terminate this Agreement with immediate effect.

              9. GOVERNING LAW: The construction, validity and performance of this Agreement shall be governed by the laws of the State of New York without regard to conflict of law principles.

              10. ARBITRATION:

                   10.1 If, during the term of this Agreement, any question, dispute or difference whatsoever arises between the parties hereto upon or in relation to or in connection with this Agreement, either party shall give to the other party written notice of the existence of such question, dispute or difference and shall, in good faith, communicate with the other party in a bona fide effort to resolve the same.

              11. INTEGRATION:

                   11.1 This Agreement sets forth the entire agreement between the parties hereto as to the subject matter hereof, merges all discussions between them and annuls and replaces every other contract, agreement, or letter of understanding which may hitherto have existed between them.

                   11.2 The invalidity or unenforceability of any provision under this Agreement shall not affect the validity of the remainder of this Agreement. In such event the parties hereto will replace the invalid or unenforceable provision by a provision which has the same economic effect.

                   11.3 No amendment, modification or interpretation of this Agreement shall become effective unless made in writing and signed by the parties hereto.

[*] indicates redacted text.

              IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by duly authorized officers as of the date first above written.

For Medsite Publishing Inc.,                For Matthews Medical Books, Inc.


By:/s/Sundeep Bhan                          By:/s/Greg Schuster
   ----------------------------------          -------------------------------
Signature                                   Signature

     Sundeep Bhan                                Greg Schuster
-------------------------------------       ----------------------------------
Name                                        Name

President                                         Vice President
-------------------------------------       ----------------------------------
Title                                       Title


[*] indicates redacted text.